CONTRACTOR AGREEMENT

This Contractor Agreement (hereinafter "Agreement") is made by and between Water Now Inc. hereinafter "Water Now"), a Texas Corporation, and Phil Marshall (hereinafter "Marshall"), is effective as of 9/8/16, 2016 (the "Effective Date").

WHEREAS, Water Now desires to contract Marshall in the position of Financial Consultant, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements of the parties stated herein, Water Now and Marshall agree as follows:

1.1 Nature& Duties. Water Now Contracts Marshall in the capacity of Financial Consultant. Marshall will participate in the management of Water Now's business. Marshall will serve Water Now in a part-time capacity, diligently, and to the best of his ability, devoting his necessary time and attention to such Contractor. Marshall shall discharge his duties under the direction and supervision of the Chief Executive Officer (hereinafter "CEO") of Water Now, or such designee as the CEO may later name.

1.2 Term. This Agreement shall remain in effect for two (2) years, beginning on the Agreement's effective date. Upon the mutual agreement to be documented in writing, this Agreement may be extended thereafter by the parties.

2.1 Primary Compensation. Water Now shall pay to Marshall Seventy-Five Thousand (75,000) shares of its stock per each completed six (6) months as a satisfactory Contractor. The first installment shall be payable at such time as Water Now generates revenues from the sale of products manufactured by Water Now. In the event of termination of this Agreement, Marshall shall receive the pro-rated number of shares due to him as of the date of termination. Any share increases are at the sole discretion of the CEO of Water Now.

Marshall hereby acknowledges and agrees that these shares of stock, and all other shares of stock he receives during his Contract are transferred restricted for the immediate one (l) year period after his date of receipt by issuance or transfer.

2.2 Bonus Compensation. In addition to the primary compensation which Marshall is to receive hereunder, Water Now shall tender to Marshall, a one-time bonus payable upon execution of the agreement of One Hundred Thousand (100,000) shares of stock in Water Now. To the extent that Marshall continues to serve in the capacity of a Financial Consultant to Water Now on January 2, 2017, such shares shall vest and not be subject to forfeiture. If Marshall does not continue to serve in such capacity on January 2, 2017, such shares shall be forfeited to Water Now. These shares of stock are subject to the same transfer restriction as described in Section 2. l .

2.3 Health Insurance & Benefits. As of the effective date of this Agreement, Water Now affirms that it is not subject to the Employer Mandate pursuant to the Affordable Care Act. Water Now shall neither provide nor subsidize any health insurance policies or premiums for Marshall. If during the term of this Agreement, Water Now does become subject to such Employer Mandate, it agrees to provide at least the minimum required health insurance to Marshall.

As a Contractor Marshall shall not be entitled to any paid vacation days per. However, it is agreed that Marshall shall notify the CEO of any time off to be taken so that appropriate steps can be taken to resolve any duties under this agreement.

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 3.1 Termination. ln the event of voluntary resignation by Marshall or the termination of his Contract by Water Now for "Cause" prior the expiration of this Agreement's term, Marshall shall receive no severance compensation other than the fixed compensation and benefits eamed and accrued as of such termination date.

Termination for "Cause" means as follows: (i) any act or omission constituting misconduct or negligence, fraud, misappropriation, embezzlement, conflict of interest or competitive business activities, including but not limited to any arrest on criminal charges; (ii) any chemical dependence which materially adversely affects the performance of duties and responsibilities; (iii) breach of fiduciary obligations to Water Now in a material respect; (iv) repeated failure to perform the duties of Water Now after written notice of the alleged failure and a reasonable opportunity to cure; (v) material breach of Water Now's policies or any material provision of this Agreement; or (vi) gross misconduct resulting in substantial loss to Water Now or damage to its reputation.

4.1 Covenants Protecting Proprietary Assets. It is expressly understood by the parties that all covenants contain in Section 4 are essential components of this Agreement and that but for Marshall's agreement to comply with these covenants, Water Now would not enter into this agreement.

4.2 Confidentiality: Non-Disclosure. Water Now owns, controls, and has exclusive access to certain proprietary information including, but not limited to, patents, designs, plans, processes, and procedures. Marshall may through his Contractor agreement become privy to such proprietary infOrmation and, in addition, may learn or have access to other confidential information, including but not limited to, financial information, personnel information, customer and supplier lists, pricing schemes, sales information, manner of operation, know-how, and other trade secrets. Marshall hereby agrees not to disclose or otherwise reveal any information, materials, presentations, or any accompanying knowledge given to him or acquired through time at Water Now as a Contractor. Furthermore, Marshall agrees to not disclose the content or deliver copies of any confidential or financial information or materials to any third parties without the express written consent of the CEO.

4.3 Restrictions on Competition. During the term of Marshall's Contract with Water Now and for a period of two (2) years thereafter, Marshall agrees that he will not directly or indirectly, own, operate, manage, consult with, control, participate in the management or control of, be Contracted by, maintain or continue any interest whatsoever in any enterprise located with Water Now's geographic sales territory, which manufactures, processes, sells, distributes, or markets the same or similar products as Water Now, without the prior express written consent of the CEO.

4.4        Non-Solicitation. During the term of Marshall's Contract with Water Now and for a period of two (2) years thereafter, Contractor agrees that he will not solicit or contact any of the customers, clients, brokers, or affiliates with whom Marshall has had contact during the term of his Contractor with Water Now.

4.5 Remedies for Violation. Marshall acknowledges that his adherence to the terms of the covenants set forth in Sections 4.2, 4.3, and 4.4 are necessary to protect the value of Water Now's business, that a breach of such covenants will result in irreparable and continuing damage to Water Now, and that money damages would not adequately compensate Water Now for any such breach, and therefore that Water Now would not have an adequate remedy at law. In the event that Water Now must commence any action or proceeding to enforce such provisions, Marshall hereby waives his claims or defenses in such action that (i) money damages are adequate to compensate Water Now for the breach; and that (ii) there is an adequate remedy at law available to Water Now. In addition to any and all remedies at law, Water Now shall have the right, without bond or other security, to an injunction, both temporary and permanent, specific performance, and/or other equitable relief to prevent violation of such provisions. The parties agree that the remedies of Water Now are cumulative, and seeking or obtaining injunctive or other equitable relief shall not preclude the making of a claim for damages or other relief. The parties further agree that Water Now shall be entitled to such damages as it may show it has sustained by reason of such breach. In addition, Water Now shall be entitled to recover in any action brought to enforce such provisions its reasonable attorneys' fees and other expenses of litigation, together with such other and further relief as may be proper.

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 On termination of this Agreement, Marshall agrees that he will not engage in the business of financial consultant, or for an Employer, selling or manufacturing the same or similar products as Water Now within the sales territory of Water Now for a period of two (2) years (hereinafter "Non-Competition Period").

5.1	Binding Agreement. This Agreement and all rights of Water Now shall inure to the benefit of and be enforceable by Water Now, its successors and assigns. This Agreement and all rights of Marshall hereunder shall inure to his benefit and be enforceable by him, or his personal/legal representatives.

5.2	Entire Agreement. This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements, written or oral. Past practice and course of dealings between the parties shall not be used to amend the terms of this Agreement. All amendments or modifications, including oral modification supported by new consideration, must be reduced to writing and be executed by duly authorized representatives in the same manner as this Agreement before becoming effective.

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Governing Law & Severability. This Agreement shall be governed by the laws of the State of Texas. Venue shall be Dallas County, Texas. If any provision of the Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be impaired thereby. The failure of either party to require the performance of any of the terms of this Agreement or the waiver by either party of any breach shall not prevent a subsequent enforcement of such terms, or be deemed a waiver of any subsequent breach.

5.4	Notices. All notices, demand, or other communication made or given in connection with this Agreement shall be in writing and personally delivered, sent by facsimile, or mailed by certified mail addressed to the respective parties as follows:
Water Now:	Water Now, Inc. 3530 Forest Lane, Suite 255 Dallas, Texas 75234 Fax: (214) 526-2156
Phil Marshall:	2906 Becket Ct. Garland, TX 75044
5.5	Language. The language in all of the Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against either party.

5.6	Binding Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Rules. The venue for the arbitration shall be Dallas, Texas, applying the laws of the State of Texas. Judgment by the arbitrator(s) may be entered in any court having jurisdiction thereof.

 IN WITNESS WHEREOF, the parties executed this Agreement to be effective as of the Effective Date.

WATER NOW, INC.

By:	_____________________________

DAVID G. KING, Chief Executive Officer

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